Exhibit 99.1

Continuation Sheet

The reporting person is a director of ev3 Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of ev3 LLC, a Delaware limited liability company (“ev3 LLC”).  Pursuant to an Agreement and Plan of Merger, dated as of April 4, 2005, by and between the Company and ev3 LLC, prior to the consummation of the initial public offering (the “IPO”) of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, ev3 LLC will be merged with and into the Company (the “Merger”), with the Company surviving the Merger.  In connection with the Merger, the reporting person’s membership interests in ev3 LLC will be converted into 134,738 shares of Common Stock, after giving effect to a one for six reverse stock split that will occur following the Merger and the reporting person’s options to purchase membership interests in ev3 LLC will be converted into options to purchase the specified number of shares of Common Stock, after giving effect to a one for six reverse stock split that will occur following the Merger.